Exhibit 99.1

Hillenbrand Second-Quarter Revenue Increases 35%

•      K-Tron revenue grows 52% over prior year; order backlog increases 17% sequentially

•      GAAP net income increases 12%; adjusted EBITDA increases 22% over prior year

•      Guidance updated to reflect collection of $151 million note

BATESVILLE, Indiana, May 4, 2011, Hillenbrand, Inc. (NYSE: HI)

Quarterly Summary

For the second quarter of fiscal 2011 ended March 31, 2011, Hillenbrand reported revenue of $230.0 million, a $60.1 million (35%) increase over the prior year. This increase was primarily driven by the acquisition of K-Tron on April 1, 2010.

K-Tron generated revenue of $57.8 million, a 52% increase over results it reported separately in the prior year. K-Tron’s revenue growth was accompanied by an $11.4 million (17%) sequential increase in order backlog compared to the first quarter of fiscal 2011.

Batesville’s revenue increased by 1.4% to $172.2 million due to increased sales volume. The increase was driven by an improved relative market position that was partially offset by a decline in total U.S. and Canadian burials.

Consolidated gross profit margin was 44.3% for the quarter, a decline from 45.3% in the prior year.  This decline was due to increased commodity costs for Batesville, primarily fuel and steel.

Net income of $33.0 million increased $3.6 million (12%) and EPS of $0.53 increased 13% over the prior year. Hillenbrand’s additional income from revenue growth and increased investment income ($1.2 million) were partially offset by increased interest ($2.6 million) and amortization ($2.7 million) expense connected with the K-Tron acquisition. K-Tron was accretive to earnings, even with the additional amortization and interest expense. On an adjusted basis, net income of $33.8 million increased $3.6 million (12%) and EPS of $0.54 increased 10% over the prior year.

EBITDA of $58.9 million increased $10.9 million (23%) over the prior year, and $10.8 million (22%) on an adjusted basis. K-Tron’s EBITDA as a percentage of sales (22%) is lower than Batesville’s (31%) due to higher operating expenses given the technical nature of K-Tron’s products and related customer support.

Cash flow from operations was $25.4 million compared to $52.6 million in the prior year.  The decrease was primarily due to the timing of vendor and income tax payments in 2010, partially offset by increased operating cash flows from K-Tron.

Year-to-Date Summary

Hillenbrand’s revenue for the six months ended March 31, 2011, was $441.0 million, a $109.6 million (33%) increase over the prior year. Consolidated gross profit margin was 43.8% compared to 45% in the prior year. Net income of $60.1 million ($0.97 per share) increased 2% compared to the prior year. On an adjusted basis, net income of $60.9 million ($0.98 per share) increased 3%.  EBITDA of $109.4 million increased $15.7 million (17%) over the prior year, and $16.7 million (18%) on an adjusted basis. Cash flow from operations was $53.2 million compared to $89.0 million in the prior year.

CEO Comments

“We are pleased with the financial results of our operating companies during the quarter,” said Kenneth A. Camp, Hillenbrand’s president and chief executive officer. “Consistent with our strategy, Batesville continues to provide substantial, stable cash flow despite the current spike in commodity costs, and K-Tron is providing a valuable growth element to our financial results.”

2011 Guidance Update

On April 20, 2011, Hillenbrand received $151 million from the Forethought Financial Group, Inc. representing full payment of the note receivable that was contractually due in 2014. The collection in full of this material asset significantly provides substantial capital for strategic growth initiatives, further strengthens Hillenbrand’s credit profile and eliminates collection risk associated with this note.

We have updated our annual guidance for the resulting decrease in interest income. GAAP EPS for 2011 is expected to be from $1.69 to $1.75. Adjusted EPS, which excludes antitrust litigation expenses, business acquisition costs and sales tax recoveries, is expected to be from $1.72 to $1.78. We expect 2011 revenues on a constant currency basis to be in line with our original guidance. Assuming foreign currency exchange rates remain near recent levels, we project that foreign currency translation will increase our revenue by approximately 1.4%, or $11 - $13 million.

Conference Call and Webcast

The company will host a conference call and simultaneous webcast with investors and financial analysts Thursday, May 5, at 8 a.m. ET to discuss the results for the second quarter of fiscal 2011, which ended March 31, 2011. The webcast will be available at http://ir.hillenbrandinc.com and will be archived on the company’s Web site through May 5, 2012, for those unable to listen to the live webcast.

To access the conference call, listeners in the United States and Canada may dial 1-877-548-7914, and international callers may dial 1-719-325-4901. A replay of the call will be available until midnight ET, Thursday, May 19, 2011, by dialing 1-888-203-1112 in the United States and Canada or 1-719-457-0820 internationally, and using the replay passcode 3660640.

Consolidated Statements of Income (Unaudited)
(in millions, except per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2011	2010	2011	2010

Net revenue	$230.0	$169.9	$441.0	$331.4
Cost of goods sold	128.1	92.9	247.9	182.4
Gross profit	101.9	77.0	193.1	149.0
Operating expenses	54.1	34.8	103.2	65.7
Operating profit	47.8	42.2	89.9	83.3
Interest expense	(2.9)	(0.3)	(5.7)	(0.5)
Investment income and other	5.6	4.4	8.6	8.1
Income before income taxes	50.5	46.3	92.8	90.9
Income tax expense	17.5	16.9	32.7	32.0
Net income	$33.0	$29.4	$60.1	$58.9

EPS — basic and diluted	$0.53	$0.47	$0.97	$0.95

Weighted average shares outstanding — basic and diluted	62.1	61.9	62.0	61.9

Cash dividends per share	.1900	.1875	0.3800	0.3750

Condensed Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Six Months Ended March 31,
	2011	2010
Net cash provided by operating activities	$53.2	$89.0
Net cash provided by investing activities	6.6	0.5
Net cash used in financing activities	(2.8)	(52.1)
Effect of exchange rate changes on cash and cash equivalents	4.9	0.3

Net cash flows	61.9	37.7

Cash and cash equivalents:
At beginning of period	98.4	35.2
At end of period	$160.3	$72.9

Hillenbrand’s full financial statements on Form 10-Q were filed jointly with this release and are available on the Company’s website (www.HillenbrandInc.com).

Reconciliation of Non-GAAP Measures (Unaudited)

(in millions)

	Three Months Ended			Three Months Ended
	March 31, 2011			March 31, 2010
	Pre-Tax	Taxes	Post-Tax	Pre-Tax	Taxes	Post-Tax
GAAP net income	$50.5	$17.5	$33.0	$46.3	$16.9	$29.4
Certain non-operating costs:
Antitrust litigation	0.3	0.1	0.2	0.3	0.1	0.2
Business acquisition	1.0	0.3	0.7	1.0	0.4	0.6
Sales tax adjustment	(0.1)	—	(0.1)	—	—	—
Net Income — Adjusted	$51.7	$17.9	$33.8	$47.6	$17.4	$30.2
EPS — Adjusted			$0.54			$0.49

	Six Months Ended			Six Months Ended
	March 31, 2011			March 31, 2010
	Pre-Tax	Taxes	Post-Tax	Pre-Tax	Taxes	Post-Tax
GAAP net income	$92.8	$32.7	$60.1	$90.9	$32.0	$58.9
Certain non-operating costs:
Antitrust litigation	0.6	0.2	0.4	0.5	0.2	0.3
Business acquisition	1.3	0.4	0.9	3.8	1.4	2.4
Sales tax adjustment	(0.7)	(0.2)	(0.5)	(4.1)	(1.4)	(2.7)
Net Income — Adjusted	$94.0	$33.1	$60.9	$91.1	$32.2	$58.9
EPS — Adjusted			$0.98			$0.95

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
GAAP net income	$33.0	$29.4	$60.1	$58.9
Interest income	(3.1)	(3.1)	(6.4)	(6.7)
Interest expense	2.9	0.3	5.7	0.5
Income tax expense	17.5	16.9	32.7	32.0
Depreciation and amortization	8.6	4.5	17.3	9.0
EBITDA	58.9	48.0	109.4	93.7

Certain non-operating costs:
Antitrust litigation	0.3	0.3	0.6	0.5
Business acquisition	1.0	1.0	1.3	3.8
Sales tax adjustment	(0.1)	—	(0.7)	(4.1)
EBITDA — Adjusted	$60.1	$49.3	$110.6	$93.9

While Hillenbrand, Inc. reports financial results in accordance with accounting principles generally accepted in the United States (GAAP), this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hillenbrand uses the non-GAAP measures to evaluate and manage its operations and provides the information to investors so they can see the results “through the eyes” of management. Hillenbrand further believes that providing this information better enables investors to understand the ongoing operating performance of the company. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Guidance for Fiscal Year 2011 (Unaudited)

(in millions, except per share data)

	Fiscal Year Ending September 30, 2011
	Low	High

Net revenue*	$855	$875
Tax rate	34.5%	33.5%
Average diluted shares outstanding	62	62
EPS	$1.69	$1.75
EPS — Adjusted (excluding antitrust litigation expenses, business acquisition costs, and sales tax recoveries)	$1.72	$1.78
Capital expenditures	$22	$26

*On a constant currency basis

Disclosure Regarding Forward-Looking Statements

Throughout this release, we make a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, forward-looking statements are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions and current expectations of future events that we believe are reasonable, but by their very nature they are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.

Words that could indicate we’re making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would
become	pursue	estimate	will	forecast	continue	could
targeted	encourage	promise	improve	progress	potential	should

This isn’t an exhaustive list, but is simply intended to give you an idea of how we try to identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here’s the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors — many of which are beyond our control — could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: recent global market and economic conditions, including those related to the credit markets; volatility of our investment portfolio; foreign currency fluctuations; ongoing involvement in claims, lawsuits and governmental proceedings related to operations; labor disruptions; our ability to continue the successful integration of K-Tron International; the dependence of our business units on relationships with several large national providers; increased costs or unavailability of raw materials; continued fluctuations in mortality rates and increased cremations; competition from nontraditional sources in the funeral services business; our ongoing antitrust litigation; cyclical demand for industrial capital goods; and certain tax-related matters. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in item 1A of Hillenbrand’s Annual Report on Form 10-K for the year ended September 30, 2010, filed with the Securities and Exchange Commission (SEC) November 23, 2010. The company assumes no obligation to update or revise any forward-looking information.

About Hillenbrand, Inc.

Hillenbrand (www.HillenbrandInc.com) is a diversified enterprise with multiple subsidiaries focused around two separate operating businesses. Batesville Casket (www.batesville.com) is a leader in the North American death care industry through the sale of funeral services products, including burial caskets, cremation caskets, containers and urns, selection room display fixturing, and other personalization and memorialization products. K-Tron International (www.ktroninternational.com) is a recognized leader in the design, production, marketing and servicing of material handling equipment and systems. The company serves many different industrial markets through two product lines. The Process Group focuses primarily on feeding and pneumatic conveying equipment, doing business under two main brands: K-Tron Feeders and K-Tron Premier. The Size Reduction Group concentrates on size reduction equipment, conveying systems and screening equipment, operating under three brands: Pennsylvania Crusher, Gundlach and Jeffrey Rader. HI-INC-F

CONTACT

Investor Relations for Hillenbrand, Inc.
Mark R. Lanning, Vice President, Investor Relations
Phone: 812-934-7256
E-mail: mr.lanning@hillenbrand.com

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